Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedules of Allegheny Energy, Inc. and subsidiaries, and the effectiveness of Allegheny Energy, Inc. and subsidiaries’ internal control over financial reporting dated February 26, 2009, appearing in the Annual Report on Form 10-K of Allegheny Energy, Inc. and subsidiaries for the year ended December 31, 2008, and our report dated June 23, 2009 appearing in the Annual Report on Form 11-K of Allegheny Energy Employee Stock Ownership and Savings Plan for the fiscal year ended December 29, 2008 and the two-day period ended December 31, 2008.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

September 8, 2009